Exhibit 10.19

Summary of Director and Executive Officer Compensation Arrangements

In addition to the compensation arrangements filed as other exhibits to this annual report, Alliance One International, Inc. (the “Company”) has the following compensation arrangements with its directors and named executive officers.

Compensation Arrangements for Directors

Directors who are employees of the Company or its subsidiaries or who serve as paid consultants to the Company are not compensated for their services as director. Non-employee directors receive an annual cash retainer paid in quarterly installments. As of June 1, 2016, such retainer payments for all non-employee directors, other than Mr. Kehaya, were based on the following schedule:

Type of Service	Annual Retainer
Board Member	$60,000
Lead Independent Director	+$10,000
Audit Committee Member	+$12,000
Audit Committee Chairman	+$10,000
Executive Committee Member	+$3,000
Executive Committee Chairman	+$5,000
Executive Compensation Committee Member	+$12,000
Executive Compensation Committee Chairman	+$7,500
Governance & Nominating Committee Member	+$7,500
Governance & Nominating Committee Chairman	+$5,000
Social Responsibility & Corporate Affairs Committee Member	+$7,500
Social Responsibility & Corporate Affairs Committee Chairman	+$5,000

In his capacity as Non-Executive Chairman, Mr. Kehaya receives an annual retainer in the amount of $120,000 as his exclusive cash compensation. In addition, members of a special committee formed in October 2015 to oversee the Company's investigation into certain publicly-disclosed accounting discrepancies at its Kenyan subsidiary, Alliance One Tobacco (Kenya) Ltd., are entitled to an annualized retainer of $7,500, paid quarterly, and the chairman of such special committee is entitled to an additional, annualized retainer of $5,000, paid quarterly.

Compensation Arrangements for Named Executive Officers

The board of directors sets the annual base salary for each of the Company’s chief executive officer, chief financial officer and its three other most highly compensated executive officers, based on fiscal 2016 total compensation (such five officers, the “named executive officers”). As of June 1, 2016, the annual base salary rates for the named executive officers were as follows:

Named Executive Officer	Base Salary
J. Pieter Sikkel	$642,000
Joel L. Thomas	$379,500
Graham J. Kayes	$342,400
Jose Maria Costa Garcia	$342,400
William L. O’Quinn, Jr.	$321,500